Exhibit 99.2

[LETTERHEAD OF BOFA MERRILL LYNCH]

The Board of Directors

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 16, 2010, to the Board of Directors of Marshall & Ilsley Corporation (“M&I”) as Appendix C to, and reference thereto under the headings “SUMMARY — Opinion of M&I’s Financial Advisor” and “THE MERGER — Opinion of M&I’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving M&I and Bank of Montreal (“BMO”), which proxy statement/prospectus forms a part of BMO’s Registration Statement on Form F-4 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

February 2, 2011